UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   March 1, 2010

XOMA LTD.

(Exact name of registrant as specified in its charter)

BERMUDA

(State or other jurisdiction of incorporation)

0-14710	52-2154066
(Commission File Number)	(IRS Employer Identification No.)

2910 Seventh Street, Berkeley, California	94710
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code	(510) 204-7200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Compensatory Arrangements of Certain Officers

The Board of Directors (the “Board”) of XOMA Ltd. (the “Company”), in connection with its annual review of the compensation of the Company’s officers and following the recommendation of the Compensation Committee of the Board, has determined that management successfully achieved corporate objectives for 2009 in excess of the minimum required by the CEO Incentive Compensation Plan (the “CICP”) and the Management Incentive Compensation Plan (the “MICP”) in order to make awards thereunder, has made awards thereunder, has granted options under the Company’s 1981 Share Option Plan and has approved salary increases for 2010.  The following sets forth the amount of each such award, the number of options so granted and the amount of 2010 salary for each of the executive officers who were named in the Summary Compensation Table of the Company’s 2009 Proxy Statement: Steven B. Engle (Chairman of the Board, Chief Executive Officer and President) - $262,267 awarded under CICP, 3,400,000 share options granted, and 2010 salary of $551,550; Patrick J. Scannon, M.D., Ph.D. (Executive Vice President and Chief Medical Officer): $123,811 awarded under MICP, 1,200,000 share options granted, and 2010 salary of $399,040; Fred Kurland (Vice President, Finance and Chief Financial Officer): $108,655 awarded under MICP, 1,100,000 share options granted, and 2010 salary of $322,400; Christopher J. Margolin (Vice President, General Counsel and Secretary) - $114,810 awarded under MICP, 1,250,000 share options granted, and 2010 salary of $347,020; and Robert S. Tenerowicz (Vice President, Operations) - $89,479 awarded under MICP, 250,000 share options granted, and 2010 salary of $283,700.  All of the foregoing share options have an exercise price of $0.49 per share (the closing market price on the date of grant).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 1, 2010	XOMA LTD.

By: /s/ Christopher J. Margolin
Christopher J. Margolin
Vice President, General
Counsel and Secretary